Exhibit 1A-12

From the Desk of

Larry Pino, Esquire

February 3, 2023

Via Edgar and E-mail

Ms. Rivera, Esq.

Division of Corporation Finance

Office of Real Estate & Construction

United States Securities and Exchange Commission

Division of Corporation Finance

Washington, DC

20549

Re:	ILS Fixed Horizon LLC Tier 2 Regulation A Offering Submission

ILS Fixed Horizon LLC

Legal Opinion Letter

Exhibit 1-A 12 on Form 1-A

Filed February 3, 2023

Dear Mr. Rivera, Esq.,

This letter is submitted on behalf of our client ILS Fixed Horizon LLC (the “Company”), regarding the Company’s submission of the Offering Statement on Form 1-A, initially filed anticipated to be filed on November 8, 2022, and now refiled per the SEC’s latest comments requesting audited Financial Statements, which are now included in the February 3, 2023 submission (the “Legal Opinion Letter”).

Additionally, we have reviewed all documents included in this EDGAR submission, along with the Company’s formation documents, and deem the Company is current on its filing obligations and was legally formed as a Texas limited liability Company on April 5, 2022, attached to this Letter. We are of the opinion that the Common Stock Shares (the “Shares”) to be issued by Company under the SEC’s Tier 2 Regulation A+ framework are valid and enforceable in accordance with the relevant corporate laws of the jurisdiction in which the Company is organized. We note with particularity that the Company has taken all necessary steps to ensure that the Common Stock Shares for each respective class meet the applicable requirements of applicable law, including the filing of all necessary documents with the relevant governmental entities.

We further note that the Common Stock Shares will be issued in compliance with the requirements of the applicable securities laws, including the applicable provisions of Regulation A+. We have reviewed the applicable disclosure documents and financial statements and are of the opinion that all such documents comply with the applicable requirements of Regulation A and its requirements as listed on Form 1-A.

We hope this opinion is helpful to you in assessing the validity of the Common Stock Shares to be issued by the Company in connection with the Tier 2 Regulation A Offering.

If you should require any additional information or clarification, please do not hesitate to contact me at (407) 425-7831.

Sincerely,

/s/Larry Pino, Esq., for the firm

PINO NICHOLSON PLLC

Corporations Section
P.O.Box 13697
Austin, Texas 78711-3697

John B. Scott
Secretary of State

Office of the Secretary of State

CERTIFICATE OF FILING
OF

ILS Fixed Horizon LLC
File Number: 804507041

The undersigned, as Secretary of State of Texas, hereby certifies that a Certificate of Formation for the above named Domestic Limited Liability Company (LLC) has been received in this office and has been found to conform to the applicable provisions of law.

ACCORDINGLY, the undersigned, as Secretary of State, and by virtue of the authority vested in the secretary by law, hereby issues this certificate evidencing filing effective on the date shown below.

The issuance of this certificate does not authorize the use of a name in this state in violation of the rights of another under the federal Trademark Act of 1946, the Texas trademark law, the Assumed Business or Professional Name Act, or the common law.

Dated: 04/05/2022

Effective: 04/05/2022

John B. Scott
Secretary of State

Come visit us on the internet at https://www.sos.texas.gov/

Phone: (512) 463-5555 | Fax: (512) 463-5709 | Dial: 7-1-1 for Relay Services
Prepared by: Lisa Sasin | TID: 10306 | Document: 1136700840002